                                                                      EXHIBIT 11

     AIR & WATER TECHNOLOGIES CORPORATION COMPUTATION OF PER SHARE EARNINGS

                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                   1993      1992       1991
Primary Earnings (Loss) Per Share:               --------  ---------  ---------
 1. Income (loss) from continuing operations...  $  4,553  $ (14,030) $ (31,780)
 2. Income (loss) from discontinued operations.   (10,108)     3,994      5,885
                                                 --------  ---------  ---------
 3. Net loss...................................  $ (5,555) $ (10,036) $ (25,895)
                                                 --------  ---------  ---------
 4. Weighted average shares outstanding........    24,815     24,812     22,437
                                                 --------  ---------  ---------
 5. Earnings (loss) per share from continuing
 operations (1/4)..............................  $    .18  $    .(56) $   (1.41)
 6. Earnings (loss) per share from discontinued
 operations (2/4)..............................      (.40)       .16        .26
                                                 --------  ---------  ---------
 7. Net loss per share (3/4)                     $   (.22) $    (.40) $   (1.15)
                                                 ========  =========  =========
Fully Diluted Earnings (Loss) Per Share:
 8. Line 1. above..............................  $  4,553  $ (14,030) $ (31,780)
 9. Add back interest, net of tax on assumed
 conversion of the Company's 8% Convertible De-
 bentures......................................     9,200      9,200      9,200
                                                 --------  ---------  ---------
10. Adjusted income (loss) from continuing op-
 erations......................................    13,753     (4,830)   (22,580)
11. Income (loss) from discontinued operations.   (10,108)     3,994      5,885
                                                 --------  ---------  ---------
12. Adjusted net income (loss).................  $  3,645  $    (836) $ (16,695)
                                                 --------  ---------  ---------
13. Weighted average shares outstanding (Line
 4)............................................    24,815     24,812     22,437
14. Add additional shares issuable upon assumed
 conversion of the Company's 8% Convertible De-
 bentures......................................     3,833      3,833      3,833
                                                 --------  ---------  ---------
15. Adjusted weighted average shares outstand-
 ing...........................................    28,648     28,645     26,270
                                                 --------  ---------  ---------
16. Earnings (loss) per share from continuing
 operations (10/15)............................  $    .48  $    (.17) $    (.86)
17. Earnings (loss) per share from discontinued
 operations (11/15)............................      (.35)       .14        .22
                                                 --------  ---------  ---------
18. Net income (loss) per share (12/15)*.......  $    .13  $    (.03) $    (.64)
                                                 ========  =========  =========

* Fully diluted earnings (loss) per share are not presented as the assumed
conversion of the Company's 8%   Convertible Debentures is anti-dilutive.